Exhibit 99.1

Hemisphere Media Group Announces Fourth Quarter and Full Year 2019 Financial Results

Forecasting Low to Mid-Single Digit Percentage Increase in Adjusted EBITDA1 for 2020

MIAMI, FL — (March 3, 2020) — Hemisphere Media Group, Inc. (NASDAQ: HMTV) (“Hemisphere” or the “Company”), the only publicly traded pure-play U.S. media company targeting the high-growth U.S. Hispanic and Latin American markets with leading broadcast and cable television and digital content platforms, today announced financial results for the fourth quarter and full year ended December 31, 2019.

President and Chief Executive Officer of Hemisphere, Alan Sokol, said, “We are pleased with our execution during the fourth quarter and full year, particularly in light of the macro headwinds we faced. WAPA expanded on its lead as the #1 television station in Puerto Rico, growing ratings across all key demographics. Our unique and dominant position was reinforced when we entered into a new multi-year retransmission agreement with DISH Network, ending a relatively short blackout. In conjunction with the retransmission agreement, we also entered into multi-year renewals with DISH Network for WAPA America, Centroamerica TV and Televisión Dominicana.

We are also pleased to have entered into a multi-year renewal of our distribution agreement with Comcast for all five of our U.S. cable networks, a further testament to the value of our content and our important audiences. In a world where most linear cable networks are seeing sharp ratings declines, we continue to defy those trends, with strong ratings growth in the fourth quarter across WAPA America, Pasiones and Centroamerica TV.

We also continue to see strong growth momentum for our joint venture with Lionsgate, Pantaya, the first-ever subscription streaming destination for world-class movies and series in Spanish, ending the year with over 600,000 subscribers, and cementing its position as the market leader with first mover advantage in the Spanish-language SVOD space.

Looking ahead, we believe our business is performing well and we are forecasting a low to mid-single digit percentage increase in Adjusted EBITDA for 2020.”

Financial Results for the Three and Twelve Months Ended December 31, 2019

Net revenues were $39.3 million for the three months ended December 31, 2019, a decrease of 15%, as compared to net revenues of $46.0 million for the same period in 2018, which included $5.8 million received on the Company’s business interruption policies in connection with Hurricane Maria. Excluding these proceeds, net revenues decreased $1.0 million, or 2%, due to decreases in advertising revenue and affiliate fees, offset in part by an increase in other revenue. Advertising revenue decreased $1.5 million, or 8%, due to a decline in the Puerto Rico advertising market, as well as the blackout on DISH Network beginning on October 24, 2019. The Company is unable to precisely ascribe the dollar impact on advertising of the DISH Network blackout. The decline in the advertising market was driven by Puerto Rico’s uncertain political climate, as well as continued delays in the disbursement of earmarked federal relief funds. Affiliate fees decreased $0.2 million, or 1%, due to the aforementioned blackout, but would have increased $0.6 million, or 3%, when excluding the blackout impact. WAPA was restored on DISH Network on December 16, 2019 and WAPA America was restored on January 28, 2020. The decrease in affiliate fees was offset in part by contractual fee increases and the launch of Pasiones on Spectrum.

1 See the Non-GAAP Reconciliations section of this earnings release for a discussion of non-GAAP financial measures used in this release.

Net revenues were $149.4 million for the twelve months ended December 31, 2019, an increase of 2%, as compared to $147.1 million for the same period in 2018, which included the aforementioned $5.8 million of business interruption proceeds. Excluding these proceeds, net revenues increased $8.1 million, or 6%, due to growth in all of the Company’s revenue streams. Advertising revenue increased $0.6 million, or 1%, due to a favorable comparison with the first quarter of the prior year period, which was negatively impacted by Hurricane Maria. Affiliate fees increased $5.5 million, or 7%, due to annual rate increases and the launch of Pasiones on Spectrum in April 2019, which was offset in part by the negative impact of the DISH Network blackout.

Other revenue, excluding the aforementioned $5.8 million business interruption proceeds received in the prior year period, for the three and twelve months ended December 31, 2019, increased $0.7 million and $2.0 million, respectively, as compared to the same periods in 2018. The increases in both periods were driven by higher licensing revenue from our content library and revenue contributed by Snap Media, which was acquired in November 2018.

Operating expenses were $25.9 million for the three months ended December 31, 2019, a decrease of 1%, as compared to operating expenses of $26.2 million for the same period in 2018, primarily due to lower depreciation and amortization expense, offset in part by an incremental gain of $0.8 million in the fourth quarter of 2018 related to the Federal Communications Commission (“FCC”) spectrum repack, higher programming and production expenses over the prior year period, primarily a result of the launch of a new reality series, Guerreros, on WAPA, in the second quarter of 2019, and higher stock-based compensation.

Operating expenses were $100.1 million for the twelve months ended December 31, 2019, a decrease of 2%, as compared to operating expenses of $102.3 million for the same period in 2018, due to lower depreciation and amortization expense, as well as non-recurring hurricane related expenses incurred in the prior year period. The decrease was offset in part by higher programming and production expenses over the prior year period, primarily a result of the launch of Guerreros on WAPA in the second quarter of 2019, whereas the prior year period reflected cost savings measures implemented following Hurricane Maria.

Net income attributable to Hemisphere Media Group, Inc. was $3.8 million for the three months ended December 31, 2019, an increase as compared to net income of $2.8 million for the same period in 2018. Net loss attributable to Hemisphere Media Group, Inc. was $3.4 million for the twelve months ended December 31, 2019, an improvement as compared to net loss of $10.9 million for the same period in 2018.

The aforementioned business interruption proceeds, which are included in net revenues, and the gain from the FCC spectrum repack, which is included as a reduction to operating expenses, are backed out of Adjusted EBITDA.

Adjusted EBITDA was $18.4 million for the three months ended December 31, 2019, a decrease of 1%, as compared to Adjusted EBITDA of $18.6 million for the same period in 2018. Adjusted EBITDA was $66.5 million for the twelve months ended December 31, 2019, an increase of 11%, as compared to Adjusted EBITDA of $60.1 million for the same period in 2018.

The Company forecasts a low to mid-single digit percentage increase in Adjusted EBITDA for the full year 2020, as compared to 2019.

As of December 31, 2019, the Company had $206.9 million in debt and $92.2 million of cash. The Company’s gross leverage ratio was approximately 3.1x, and net leverage ratio was approximately 1.7x.

During the three months ended December 31, 2019, the Company funded $4.4 million into Canal 1.

The following tables set forth the Company’s financial performance for the three and twelve months ended December 31, 2019 and 2018, as well as select financial data as of December 31, 2019 and 2018:

HEMISPHERE MEDIA GROUP, INC.

Comparison of Consolidated Operating Results

(amounts in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2019	2018	2019	2018
	(Unaudited)		(Audited)
Net revenues	$39,284	$46,014	$149,387	$147,079
Operating expenses:
Cost of revenues	11,162	10,874	43,138	42,174
Selling, general and administrative	11,178	11,712	44,761	44,499
Depreciation and amortization	3,329	4,041	12,533	16,081
Other expenses	268	506	1,451	1,473
Gain from FCC spectrum repack and other	(78)	(906)	(1,739)	(1,880)
Total operating expenses	25,859	26,227	100,144	102,347

Operating income	13,425	19,787	49,243	44,732

Other expenses, net:
Interest expense, net	(2,875)	(3,156)	(11,953)	(12,132)
Loss on equity method investments	(6,223)	(7,928)	(30,271)	(35,206)
Gain from insurance proceeds and other, net	1,596	-	1,596	2,080
Total other expenses, net	(7,502)	(11,084)	(40,628)	(45,258)
Income (loss) before income taxes	5,923	8,703	8,615	(526)

Income tax expense	(2,144)	(5,781)	(12,086)	(10,271)
Net income (loss)	$3,779	$2,922	$(3,471)	$(10,797)

Net loss (income) attributable to noncontrolling interests	67	(109)	104	(109)
Net income (loss) attributable to Hemisphere Media Group, Inc.	$3,846	$2,813	$(3,367)	$(10,906)

Reconciliation of net income (loss) attributable to Hemisphere Media Group, Inc. to Adjusted EBITDA:
Net income (loss) attributable to Hemisphere Media Group, Inc.	$3,846	$2,813	$(3,367)	$(10,906)
Add (Deduct):
Net income (loss) attributable to noncontrolling interests	(67)	109	(104)	109
Income tax expense	2,144	5,781	12,086	10,271
Other expenses, net	7,502	11,084	40,628	45,258
Gain from FCC spectrum repack and other	(78)	(906)	(1,739)	(1,880)
Transaction and non-recurring expenses	435	520	1,625	1,999
Depreciation and amortization	3,329	4,041	12,533	16,081
Stock-based compensation	1,273	966	4,808	3,933
Business interruption income	-	(5,769)	-	(5,769)
Hurricane related expenses	-	-	-	1,048
Adjusted EBITDA	$18,384	$18,639	$66,470	$60,144

Selected Financial Data:

(amounts in thousands)

	As of		As of
	December 31, 2019		December 31, 2018
	(Audited)		(Audited)
Cash	$92,151		$94,478
Debt (a)	$206,947		$209,081

Leverage ratio (b):	3.1	x	3.5	x
Net leverage ratio (c):	1.7	x	1.9	x

(a)	Represents the aggregate principal amount of debt
(b)	Represents the sum of gross debt divided by Adjusted EBITDA for the last twelve months. This ratio differs from the calculation contained in the Company's amended term loan.
(c)	Represents gross debt less cash divided by Adjusted EBITDA for the last twelve months. This ratio differs from the calculation contained in the Company's amended term loan.

The following table presents estimated subscriber information (unaudited):

	Subscribers (a)
	(amounts in thousands)
	December 31, 2019	December 31, 2018
U.S. Cable Networks:
WAPA America (b)	4,140	4,417
Cinelatino	4,364	4,639
Pasiones	4,626	4,360
Centroamerica TV	3,976	4,276
Television Dominicana	2,345	2,273
Total	19,451	19,965

Latin America Cable Networks:
Cinelatino	16,132	16,769
Pasiones	16,763	15,958
Total	32,895	32,727

(a)	Amounts presented are based on most recent remittances received from the Company’s distributors as of the respective dates shown above, which are typically two months prior to the dates shown above.
(b)	Excludes digital basic subscribers.

Non-GAAP Reconciliations

Within Hemisphere’s fourth quarter and full year 2019 press release, Hemisphere makes reference to the non-GAAP financial measure, “Adjusted EBITDA.” Whenever such information is presented, Hemisphere has complied with the provisions of the rules under Regulation G and Item 2.02 of Form 8-K. When presenting Adjusted EBITDA, Hemisphere’s management adds back (deducts) from net income (loss) attributable to Hemisphere Media Group, Inc., net income (loss) attributable to non-controlling interest, depreciation expense, amortization of intangibles, gain from FCC spectrum repack and other, other expenses, net, transaction and non-recurring expenses, hurricane related expenses, income tax expense, stock-based compensation, and business interruption income. The specific reasons why Hemisphere’s management believes that the presentation of this non-GAAP financial measure provides useful information to investors regarding Hemisphere’s financial condition, results of its operations and cash flows has been provided in the Form 8-K filed in connection with this press release. A reconciliation of net income (loss) attributable to Hemisphere Media Group, Inc. to Adjusted EBITDA can be found above in the table that sets forth Hemisphere’s financial performance for the three and twelve months ended December 31, 2019 and 2018.

Conference Call

Hemisphere will conduct a conference call to discuss its fourth quarter and full year 2019 results at 10:00 AM ET on Tuesday, March 3, 2020. A live broadcast of the conference call will be available online via the Investor Relations section of the Company’s website located at www.hemispheretv.com. Alternatively, interested parties can access the conference call by dialing (877) 497-1436, or from outside the United States by dialing (262) 558-6292, at least five minutes prior to the start time. The conference ID for the call is 9578254.

A replay of the call will be available beginning at approximately 1:00 PM ET on Tuesday, March 3, 2020 by dialing (855) 859-2056, or from outside the United States by dialing (404) 537-3406. The conference ID for the replay is 9578254.

Forward-Looking Statements

Statements in this press release and oral statements made from time to time by representatives of Hemisphere may contain certain statements about Hemisphere and its consolidated subsidiaries that are “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These include, but are not limited to, Puerto Rico’s uncertain political climate, as well as delays in the disbursement of earmarked federal funds on the local economy and advertising market, the effects of Hurricane Maria and recent earthquakes in Puerto Rico on Hemisphere’s business and the advertising market in Puerto Rico as well as Hemisphere’s customers, employees, third-party vendors and suppliers, the effect on affiliate revenue that Hemisphere receives, short and long-term migration shifts in Puerto Rico, Hemisphere’s ability to timely and fully recover proceeds under our insurance policies, the effects of a contagious disease like the novel coronavirus on Hemisphere’s business and the advertising market, either nationally or in the local markets in which Hemisphere operates, Hemisphere’s ability to successfully integrate acquired assets and achieve anticipated synergies, statements relating to Hemisphere’s future financial and operating results (including growth and earnings), plans, objectives, expectations and intentions and other statements that are not historical facts. These statements are based on the current expectations of the management of Hemisphere and are subject to uncertainty and changes in circumstance, which may cause actual results to differ materially from those expressed or implied in such forward-looking statements. Without limitation, any statements preceded or followed by or that include the words “targets,” “plans,” “believes,” “expects,” “intends,” “will,” “likely,” “may,” “anticipates,” “estimates,” “projects,” “should,” “would,” “expect,” “positioned,” “strategy,” “future,” or words, phrases or terms of similar substance or the negative thereof, are forward-looking statements. In addition, these statements are based on a number of assumptions that are subject to change. Factors that could cause actual results to differ materially from those expressed or implied by the forward-looking statements are discussed under the headings “Risk Factors” and “Forward-Looking Statements” in Hemisphere’s most recent Annual Report on Form 10-K, filed with the Securities and Exchange Commission (“SEC”), as they may be updated in any future reports filed with the SEC. If one or more of these factors materialize, or if any underlying assumptions prove incorrect, Hemisphere’s actual results, performance, or achievements may vary materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Forward-looking statements included herein are made as of the date hereof, and Hemisphere undertakes no obligation to update publicly such statements to reflect subsequent events or circumstances.

About Hemisphere Media Group, Inc.

Hemisphere Media Group, Inc. (HMTV) is the only publicly traded pure-play U.S. media company targeting the high-growth U.S. Hispanic and Latin American markets with leading television and digital content platforms. Headquartered in Miami, Florida, Hemisphere owns and operates five leading U.S. Hispanic cable networks, two Latin American cable networks, the leading broadcast television network in Puerto Rico, and has ownership interests in a leading broadcast television network in Colombia, a Spanish-language content distribution company, and a Spanish-language OTT service in the U.S.

Contact:

Edelman Financial Communications for Hemisphere Media Group

Danielle O'Brien

(212) 704-8166

Danielle.obrien@edelman.com